NI Holdings, Inc. Reports Results for First Quarter Ended March 31, 2024

FARGO, North Dakota, May 9, 2024 – NI Holdings, Inc. (NASDAQ: NODK) announced today results for the quarter ended March 31, 2024.

Summary of First Quarter 2024 Results

(All comparisons vs. the first quarter of 2023, unless noted otherwise)

•	Direct written premiums of $102.7 million, up 13.4%, driven by increases in Non-Standard Auto (23.2%), Home and Farm (13.1%) and Private Passenger Auto (7.9%).
•	Net earned premiums of $85.6 million, up 10.2%.
•	Combined ratio of 97.2% versus 112.2%, driven by the earned impact of prior period rate increases across all segments (excluding Crop) and lower weather-related losses in Private Passenger Auto and Commercial, partially offset by unfavorable development in Non-Standard Auto.
•	Net investment gain of $1.8 million and net investment income of $3.6 million, driven by improved equity market conditions and higher fixed income reinvestment rates, respectively.
•	Basic earnings per share of $0.31, compared to loss per share of $0.20.

	Three Months Ended March 31,
Dollars in thousands, except per share data (unaudited)	2024	2023	Change
Direct written premiums	$102,657	$90,556	13.4%
Net earned premiums	$85,557	$77,627	10.2%
Loss and LAE ratio	61.0%	75.8%	(14.8 pts)
Expense ratio	36.2%	36.4%	(0.2 pts)
Combined ratio	97.2%	112.2%	(15.0 pts)
Net income (loss) attributable to NI Holdings	$6,419	($4,210)	NM
Return on average equity	10.2%	(6.7%)	16.9 pts
Basic earnings (loss) per share	$0.31	($0.20)	NM
			NM = not meaningful

Management Commentary

“I am pleased to begin the year with a second consecutive quarter of underwriting profitability, as we continue to build upon the success we have experienced from our recent strategic rate and underwriting actions,” said Michael J. Alexander, President and Chief Executive Officer. “While we continue to face headwinds from elevated loss costs across our personal lines segments, we benefited from lower weather activity in the quarter, improved underwriting risk selection and continued top-line growth. From an investments perspective, we once again benefited from higher average rates earning in our fixed income portfolio and from favorable equity market conditions.

Overall, we are confident with the direction of the company and remain focused on evaluating our business to ensure we are taking the necessary actions to optimize long-term profitable growth and provide appropriate shareholder returns into the future.”

Securities and Exchange Commission (SEC) Filings

The Company’s Quarterly Report on Form 10-Q and latest financial supplement can be found on the Company’s website at www.niholdingsinc.com. The Company’s filings with the SEC can also be found at www.sec.gov.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak’s wholly-owned subsidiaries American West Insurance Company, Primero Insurance Company and Battle Creek Insurance Company; Direct Auto Insurance Company; and Westminster Insurance Company.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, including investment performance and yields, business prospects, growth and operating strategies, the impact of pricing and underwriting changes on operating results, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Seth Daggett

Executive Vice President, Treasurer and Chief Financial Officer
701-298-4348
IR@nodakins.com